Exhibit 10.3

*PORTIONS OF THIS DISTILLER’S GRAIN PURCHASE AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED DISTILLER’S GRAIN PURCHASE AGREEMENT

THIS AMENDED AND RESTATED DISTILLER’S GRAIN PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 5, 2014 by and between Southwest Iowa Renewable Energy, LLC, an Iowa limited liability company (“Producer”), and Bunge North America, Inc., a New York corporation (“Bunge”) (each of Producer and Bunge, a “Party” and collectively, the “Parties”).

Producer owns and operates an ethanol plant located near Council Bluffs, Iowa (the “Facility”).  Producer and Bunge entered into an Distiller’s Grain Purchase Agreement as of October 13, 2006 (as subsequently amended, the “Original Agreement”) whereby Producer sells and Bunge purchases all distiller’s grains with solubles and all similar co-products produced by the Facility (the “DGS”), which includes, without limitation, wet distillers grains and modified wet distillers grains (together, “WDGS”), dry distiller’s grains with solubles (“DDGS”) and syrup co-products.  The Parties now desire to amend and restate the Original Agreement on the terms and conditions set forth herein.

As of the date of this Agreement, the Parties are also entering into an Amended and Restated Grain Feedstock Agency (the “Feedstock Agency Agreement”), a Services Agreement Regarding Corn Purchases (the “Services Agreement”), and an Amended and Restated Ethanol Purchase Agreement (the “Ethanol Agreement”) (this Agreement, the Services Agreement, the Feedstock Agency Agreement, and the Ethanol Agreement collectively, the “Related Agreements”).

Therefore, the Parties agree as follows:

1.             DGS Purchase/Sale.

1.1            Exclusive Purchaser.  Subject to the terms of this Agreement (including, but not limited to, Section 1.2 hereof), Producer agrees to sell to Bunge all DGS produced during the Term (as defined in Section 6.1 hereof) by the Facility, including the Facility as initially constructed and any modifications or expansions thereof.  Bunge agrees that it will be obligated to purchase all DGS produced by the Facility during the Term under the conditions herein set forth.  Upon any modifications or expansions of the Facility, the Parties shall make such amendments to this Agreement as are mutually agreed upon as necessary to reflect such modifications or expansions at the Facility.

1.2            Title.  Title, risk of loss and full shipping responsibility shall pass to Bunge upon Producer loading the DGS into trucks or rail cars at the Delivery Location (as defined below) and delivery to Bunge of a bill of lading for each shipment.  Bunge and Producer shall agree upon documented inspection, loading and sealing procedures.

1.3            Location.  The place of delivery by Producer for all DGS sold to Bunge pursuant to this Agreement shall be the Facility or as otherwise agreed by the Parties (the “Delivery Location”).  Bunge will provide loading instructions to Producer designating the shipment date and amount of DGS to be shipped with enough advance notice such that Producer can direct the loading of all DGS delivered hereunder in a commercially reasonable manner.  Producer shall give Bunge and Bunge’s agents access to the Facility, in such a manner and at all times as shall be commercially reasonably necessary and convenient, in order for Bunge or Bunge’s agents and/or designees to take delivery as provided herein.  To the extent that Bunge has provided Producer with loading instructions, such instructions are subject to change at the discretion of Bunge upon reasonable notice to Producer.  If Producer has delivered DGS prior to such notice, Producer will not be responsible for any failure of such DGS to comply with the changed instructions and Bunge will incur the cost, if any associated with the change of instructions.

1.4            DGS Marketing Policy.  Producer and Bunge will jointly establish a DGS marketing policy with respect to Contracts (as defined in Section 2.1(b)) setting forth how far in advance such Contracts may provide for the sale of DGS, referred to as forward contracting limits (the “DGS Marketing Policy”).  Without limitation, the DGS Marketing Policy shall also include obligations of Producer to deliver to Bunge written estimates of DGS production at the Facility, including the budgeted mix of DDGS and WDGS, as such budgeted mix may be revised by the parties from time to time, a reasonable period of time prior to such production.  The DGS Marketing Policy is subject to approval and modification from time-to-time jointly by Bunge and Producer’s risk management committee and/or Board of Managers and may be developed in connection with a comprehensive risk management policy for the marketing of all products produced by the Facility.  The DGS Marketing Policy will be updated by the Parties as necessary.  Bunge shall promptly make Producer aware if the DGS Marketing Policy is reasonably believed to be limiting Bunge’s ability to market DGS in accordance with this Agreement.  Bunge shall have the right to market distiller’s grains and solubles from other facilities for its own account with respect to contracts for the sale of distiller’s grains and solubles which exceed the forward contracting limits set by the DGS Marketing Policy.  Resales by Bunge of spot market purchases from Producer shall not be limited by this Agreement.

2.             Obligations of the Parties; Quantity and Weights.

2.1            Bunge’s Obligations.

(a)            Market Information.  Bunge will provide Producer with relevant and transparent market information, including bid/ask sheets for DGS produced at the Facility.

(b)            DGS Contracts.  Bunge will negotiate and execute contracts, arrangements and agreements on its own behalf for the resale by Bunge of DGS (“Contracts”), and provide Producer with copies of such Contracts upon request.  Bunge will also provide Producer with, or make available to Producer, consolidated daily position reports of delivery dates, volumes and pricing under all open Contracts.

(c)            Bunge Re-Sale Efforts.  Bunge agrees to use commercially reasonable efforts to market the DGS to maximize the sale price and minimize related costs, subject to prevailing market conditions.

(d)            Shipping Charges.  Bunge will schedule and arrange, in conjunction with Producer’s general manager or designee, the loading, shipping and delivery of all DGS bought by Bunge pursuant to this Agreement.  All freight and delivery charges after delivery of the DGS by Producer to the Delivery Location will be the responsibility of Bunge or the purchasers of DGS from Bunge, and will be included in the calculation of Purchase Price to the extent set forth in Section 5.1.  With respect to rail freight service to the Facility, Bunge shall be responsible for negotiating with the rail service provider the rates and service levels for shipments of DGS from the Facility.  Bunge shall disclose to Producer any discussions, negotiations, proposals and agreements involving such rail service and rail rates for the Facility and, upon termination of this Agreement, Bunge shall assign rights to such rail service and rates to Produce, to the extent agreed by the rail carrier(s).  Producer shall buy or lease, and shall maintain and be responsible for, all rail cars used for the loading, shipping and delivery of DGS bought by Bunge pursuant to this Agreement.

(e)            DGS Marketing Policy; Directions Given by Producer.  Subject to the provisions of this Agreement, Bunge will abide by any terms of the DGS Marketing Policy applicable to Bunge and neither Bunge nor its Affiliates shall be in breach of this Agreement or liable to Producer under this Agreement to the extent Bunge acts in accordance with the DGS Marketing Policy or in accordance with directions given by Producer’s Board or general manager.  If Bunge determines to accept, for its own account and at its risk, Contract terms that are outside the parameters of the DGS Marketing Policy, Bunge will promptly offer Producer the opportunity to waive or amend the DGS Marketing Policy and accept the Contract.  If Producer elects to accept the Contract, the waiver or amendment must be made promptly.  If Producer elects not to accept the Contract, then Bunge may elect to fulfill the Contract with spot market purchases from Producer.

(f)            DGS Marketing Staff.  Bunge will provide or make available one DGS marketer (the “DGS Marketer”) to be located at the Facility.  In connection with the DGS Marketer, the Parties agree as follows:

(i)            The DGS marketer shall be responsible for formulating and implementing a sales and marketing strategy consistent with the DGS Marketing Policy to develop a market for local sales of DGS as provided under this Agreement.  In furtherance of those responsibilities, the DGS marketer will gather and analyze market data, and will establish relationships with local DGS purchasers.

(ii)            The DGS marketer shall be an employee of Bunge or a Bunge Affiliate and Bunge shall be responsible for providing the DGS marketer with all appropriate compensation and benefits.  Bunge shall be responsible for supervision of the DGS marketer.  The DGS marketer will abide by the same rules of conduct as are applied to Producer’s employees in Producer’s employee handbook for the Facility.

2.2            Producer’s Obligations.

(a)            Production Estimates.  On or before the first day of each month, Producer will provide Bunge with its updated best estimate of Producer’s anticipated monthly DGS production for the next twelve months, so that Bunge will have DGS production estimates from Producer twelve months into the future during the Term (each such monthly anticipated amount, a “Monthly Estimate”).  If Producer fails to timely provide a written estimate for a month as required by this Section 2.2, then the Monthly Estimate for such month will be deemed to be the average amount of monthly production of DGS over the two months immediately preceding the month in question.  Producer will notify Bunge of anticipated production downtime or disruption in DGS availability at least three months in advance of such outage.  In addition to the Monthly Estimates, Producer will provide a written estimate to Bunge of the quantity of DGS to be produced and delivered by Producer in each given week (each such weekly anticipated amount, a “Weekly Estimate”) during the Term at least five days prior to the beginning of such week.  Each Weekly Estimate will (a) include a statement of the amount of DGS in storage as of such date, and (b) be consistent with the applicable Monthly Estimate.

(b)            Failure to Produce and Changes to Estimates.  Bunge is entitled to rely on Monthly Estimates and Weekly Estimates in marketing DGS and in entering into Contracts.  Producer will immediately notify Bunge of any revisions to such estimates; provided, that, to the extent Bunge has relied upon such estimates, such estimates may not be revised and shall be deemed fixed in determining any amounts payable by Producer in this Section.  Bunge will utilize commercially reasonable efforts to adjust its DGS marketing and sales strategy according to any such revised estimates; provided that Producer will bear all costs incurred by Bunge to attempt to meet such revised quantities.  To the extent that Bunge is able to obtain Substitute DGS to meet such revised quantities and the price paid by Bunge to procure the Substitute DGS (including transportation, handling, or other charges related to the procurement and/or delivery of the Substitute DGS) was less than the price at which Bunge sold distiller’s grains in such sale commitments, then Bunge shall retain the Cover Amount.  To the extent that Bunge is able to obtain Substitute DGS to meet such revised quantities and the price paid by Bunge to procure the Substitute DGS (including transportation, handling, or other charges related to the procurement and/or delivery of the Substitute DGS) was greater than the price at which Bunge sold distiller’s grains in such sale commitments, then Producer will pay to Bunge an amount equal to (i) the Cover Amount for the Substitute DGS, plus (ii) Bunge’s Marketing Fee on the Substitute DGS.  The “Substitute DGS” means the volume of distiller’s grains procured by Bunge to meet distiller’s grain sale commitments due to Producer’s failure to supply the amount of DGS in the applicable Monthly Estimate or Weekly Estimate.  The “Cover Amount” is the difference between the price paid by Bunge to procure the Substitute DGS (including transportation, handling, or other charges related to the procurement and/or delivery of the Substitute DGS) and the price at which Bunge sold distiller’s grains in such sale commitments.

(c)            Excess DGS Production.  If Producer produces DGS in excess of the Monthly Estimate for a given month or Weekly Estimate for a given week, then Producer acknowledges that any sale by Bunge of such excess volume of DGS on the spot market will fulfill Bunge’s obligation in Section 2.1(c) to maximize the sale price that it receives for such excess volume of DGS.

(d)            Handling and Shipping.  In connection with this Agreement, Producer will:

(i)            Determine the weight of all DGS delivered to Bunge as provided in Section 3;

(ii)            Load the DGS for shipment in accordance with the loading instructions from Section 1.3 to trucks or rail cars with DGS in a timely manner, which shall include supplying adequate labor and equipment necessary for such loading;

(iii)            Handle DGS in a good and workmanlike manner;

(iv)            Maintain the truck/rail loading facilities in safe operating condition;

(v)            Supply all product description tags, certificates of analysis, bills of lading and/or material safety data sheets applicable to DGS shipments;

(vi)            Comply with all federal, state and local rules, regulations regarding the production and shipment of DGS from the Facility; and

(vii)            Abide by the DGS Marketing Policy.

(e)            Storage.  Storage space for not less than 7,500 tons of DGS shall be reserved by Producer for Bunge’s use at the Facility, which shall be continuously available for storage of DGS purchased or to be purchased by Bunge from Producer.  Such storage shall be provided at no charge to Bunge.  Producer shall be responsible at all times for the quantity, quality and condition of any DGS in storage at the Facility.

2.3            Contract Commitments.

(a)            Subject to the terms of this Agreement, all Contracts negotiated by Bunge shall be consistent with the DGS Marketing Policy unless the general manager of the Facility, or his designee, approves in advance any Contract terms inconsistent with the DGS Marketing Policy.

(b)            Producer will not be a party to, or have any liability or obligation to any purchaser or to Bunge under Contracts except as provided in Sections 2.1, 2.2 and 2.3.  Producer acknowledges that in order to maximize the total revenue to be generated through the sale of the DGS, Bunge may take positions by selling DGS in anticipation of Producer providing the DGS, subject to the terms of the DGS Marketing Policy. Notwithstanding the fact that Producer’s obligation is to provide Bunge with the DGS output of the Facility, the Parties acknowledge that Bunge may suffer losses as a result of positions taken by Bunge if Producer discontinues operations for any reason whatsoever including Force Majeure.  Producer shall indemnify, defend and hold Bunge and its Affiliates (as defined below) harmless from all liabilities, costs and expenses (including, without limitation, attorney’s fees) that Bunge or its Affiliates may suffer, sustain or become subject to as a result of any sale or purchase of DGS taken by Bunge which is consistent with the DGS Marketing Policy in anticipation of Producer delivering the DGS hereunder, provided Bunge has taken commercially reasonable steps to avoid the loss.Bunge will indemnify, defend and hold harmless Producer and its Affiliates, employees and agents from and against any and all liabilities, costs and expenses (including, without limitation, attorney’s fees) arising out of, relating to or resulting from any failure of DGS to comply with the Production Standards or degrading the quality of DGS which results from causes or conditions arising after title passes to Bunge, except to the extent such liabilities, costs and expenses arise out of the gross negligence or intentional misconduct of Producer or a breach of this Agreement by Producer.

3.             Quantity and Weights.

3.1            Scales.  Producer will determine the weight of DGS delivered to Bunge from the Facility using scales at the Facility.  Producer will maintain (at its expense) the accuracy of such scales and ensure that they are inspected and certified as required by applicable law. Upon Bunge’s request, Producer will promptly provide Bunge with copies of all scale certifications.  Bunge may, at its sole expense, test the accuracy of such scales.  Producer will maintain all weight certificates for at least two years after their creation and provide copies of such weight certificates to Bunge upon request.  If the scales used for weighing DGS at the Facility are found to be inaccurate, the Parties will negotiate in good faith a reasonable adjustment for DGS sales reasonably believed to have been affected.  If the Facility scales are unavailable or inoperable, any scales certified as required by applicable law may be used, at Producer’s sole cost and expense (including any transport costs), until the Facility scales are available and operable.

3.2            Weight Certificates.  The outbound weight certificates generated pursuant to Section 3.1 will determine the quantity of DGS for which Bunge is obligated to pay pursuant to Section 5.  Producer will provide a copy of each such weight certificate to Bunge at the same time that such certificate is produced.

4.             Quality; Sampling; Rejection; Disposition.

4.1            Quality.  Producer understands that Bunge intends to re-sell the DGS as a primary animal feed ingredient.  Producer agrees and warrants that the DGS produced at the Facility and delivered to Bunge at the Delivery Location shall meet the minimum quality standards outlined in Exhibit A hereto (the “Production Standards”) and shall meet the quality standards outlined in the forms of commercial feed license tags in Exhibit C hereto.  Producer will not be responsible for any failure of DGS to comply with the Production Standards or degrading the quality of DGS which results from causes or conditions arising after title passes to Bunge.

4.2            Sampling and Retention of Samples.  Producer will take and analyze an origin sample of the DGS from each truck or rail car in compliance with industry standards before it leaves the Facility (each, a “Sample”).  Producer will label each Sample to indicate the date of shipment, the truck or rail car from which the Sample was taken, and the order/shipment number.  Producer will retain Samples of WDGS for not less than five (5) days and Samples of DDGS and labeling information of all Samples for not less than thirty (30) days.  At a minimum, a composite analysis of DGS shall be sent once a month to Bunge.  It is understood that said analysis is a composite and may not be indicative of the current analysis.

4.3            Rejection; Testing.  Unless otherwise agreed between the Parties, and in addition to other remedies permitted by law, Bunge may, without obligation to pay, reject either before or after delivery by Producer at the Delivery Location, any of the DGS, which when inspected, fails in a material way to conform to the Production Standards.  If Producer knows or reasonably suspects that any of the DGS produced at the Facility fail to conform to the Production Standards, Producer shall promptly notify Bunge so that such DGS can be retested before entering interstate commerce.  If Bunge knows or reasonably suspects that any of the DGS produced by Producer at the Facility fail to conform to the Production Standards, then Bunge may obtain independent laboratory tests of the affected DGS.  If such DGS are tested and found to comply with the Production Standards, then Bunge shall pay all testing costs; and if the DGS are found not to comply with the Production Standards, Producer will pay all testing costs.  Any testing obtained by Bunge shall be performed no later than five (5) days from the delivery of WDGS to the Delivery Location, and thirty (30) days from the delivery of DDGS to the Delivery Location.

4.4            Disposition.  When rejection occurs before or after delivery by Producer at the Delivery Location, at its option, Bunge may:

(a)            Dispose of the rejected DGS after first offering Producer a reasonable opportunity of examining and taking possession thereof, if the condition of the DGS reasonably appears to Bunge to permit such delay in making disposition.

(b)            Work with Producer to dispose of the rejected DGS in any manner directed by Producer that Bunge can accomplish without violation of applicable laws, regulations or property rights.

(c)            If Bunge has no available means of disposal of rejected DGS or Producer fails to direct Bunge to dispose of them as provided herein, Bunge may return the rejected DGS to Producer, upon which event Bunge’s obligations with respect to said rejected DGS shall be deemed fulfilled.  Title and risk of loss shall pass to Producer promptly upon proper rejection by Bunge.

(d)            Producer shall reimburse Bunge for all costs reasonably incurred by Bunge in storing, transporting, returning and disposing of the properly rejected DGS.  Bunge shall have no obligation to pay Producer for rejected DGS and may deduct reasonable costs and expenses to be reimbursed by Producer from amounts otherwise owed by Bunge to Producer.

5.             Price/Payment.

5.1            Purchase Price.

(a)            Bunge will pay the Purchase Price to Producer for all DGS purchased hereunder within 21 days after the date that weight certificates for such DGS are delivered by Producer to Bunge in accordance with Section 3.2.  Bunge will retain the applicable Marketing Fee and Transportation Costs (if any) for such DGS.  An example of the computations under this Section 5.1 is provided in Exhibit B.

(b)            The following definitions shall apply to any given ton of DGS:

(i)            The “Purchase Price” shall be equal to the Sales Price minus the applicable Marketing Fee, Transportation Costs and Tonnage Taxes (as hereinafter defined).

(ii)            The “Sale Price” shall be equal to: (A) with respect to DGS that Bunge purchases to fulfill its commitments to third party purchasers under agreements consistent with this Agreement, the sale price received by Bunge from such purchasers; and (b) with respect to DGS purchased by Bunge on the spot market, the spot price for such DGS agreed upon by Bunge and Producer.

(iii)            The “Marketing Fee” shall be equal to * of the Net Sales Price.

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(iv)            The “Net Sales Price” shall be equal to the Sales Price minus all Transportation Costs, Rail Lease Charges and Tonnage Taxes.

(v)            “Transportation Costs” shall be equal to: (A) with respect to DGS delivered via rail, all rail freight charges, rail and fuel surcharges, switching charges, and any other accessorial charges applicable to delivery of the DGS; and (B) with respect to DGS delivered via truck or other conveyance, all freight charges, fuel surcharges, and any other accessorial charges applicable to delivery of the DGS.  There are no Transportation Costs for any DGS picked up at the Facility by purchasers.

(vi)            “Rail Lease Charges” shall be equal to the sum of (A) the monthly lease payment for leased rail cars, plus (B) all administrative and tax filing fees applicable to such leased rail cars.

5.2            Payment.  Bunge will pay the Purchase Price by wire transfer.  Interest will accrue on amounts past due at a rate per annum equal to the lesser of (a) the prime rate, as reported from time to time by the Wall Street Journal plus 2%, and (b) the highest rate permitted by law.  All amounts due to Producer under this Agreement will be paid without setoff, counterclaim or deduction.

5.3            Annual Minimum and Maximum Amounts.  If the total amount of the Marketing Fees retained by Bunge during a calendar year (a “Total Fee Amount”) is less than $* (the “Annual Minimum Amount”), then on or before January 15 of the immediately following year, Producer will pay to Bunge an amount equal to the Annual Minimum Amount minus the Total Fee Amount.  As of the date during a calendar year (if any) that the Total Fee Amount aggregates an amount equal to $* (the “Annual Maximum Amount”), then after such date during such calendar year, Bunge will not retain any additional Marketing Fees during the balance of such calendar year.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.4            Tax.  For purposes of personal property taxation and/or assessment or other taxation, if any, any tax assessed on DGS produced under this Agreement will be the responsibility of Producer, and at no time will Bunge be responsible for the payment of any such tax.  With respect to tonnage taxes associated with commercial feed licenses for DGS sold to Bunge pursuant to this Agreement (“Tonnage Taxes”), Bunge shall charge such amounts to purchasers of DGS as part of the Sale Price received by Bunge from such purchasers and Bunge shall remit such Tonnage Taxes to the appropriate governmental authorities.

6.             Term and Termination.

6.1            Term.  The initial term of this Agreement will begin on the Effective Date, and, unless earlier terminated in accordance with the terms hereof, will expire on December 31, 2019.  Unless earlier terminated in accordance with this Agreement, this Agreement will automatically renew for an additional five-year term thereafter unless Bunge gives Producer written notice of its election not to renew, no later than 180 days prior to the expiration of the initial term.  The “Term” will be the total of the initial term of this Agreement and any renewal terms.

6.2            Termination Rights.

(a)            Either Party may terminate this Agreement immediately upon notice to the other Party if such other Party has (i) materially breached any representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within 30 days after the terminating Party has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after the terminating Party has given notice of such breach.

(b)            Producer may terminate this Agreement immediately upon notice to Bunge if Bunge fails to pay any amount due under this Agreement within 30 days after Producer gives Bunge notice of such nonpayment.

(c)            Bunge may terminate this Agreement immediately upon notice to Producer upon the occurrence of a Dissolution Event (as defined in Article X of the Fourth Amended and Restated Operating Agreement of Producer).

(d)            Either Party may terminate this Agreement immediately upon notice to the other Party if (i) such other Party files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law; (ii) an involuntary petition under such law is filed against such other Party and is not dismissed, vacated or stayed within 60 days thereafter; or (iii) such other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors.

(e)            Bunge may terminate this Agreement immediately upon notice to Producer if there is a Change in Control of Producer.  A “Change of Control” occurs upon any of: (i) a sale of all or substantially all of the assets of Producer; (ii) a merger or consolidation involving Producer, excluding a merger or consolidation after which 50% or more of the outstanding equity interests of Producer continue to be held by the same holders that held 50% of more of the outstanding equity interests of Producer immediately before such merger or consolidation; or (iii) any issuance and/or acquisition of equity interests of Producer that results in a person or entity holding 50% or more of the outstanding equity interests of Producer, excluding any persons or entities that held 50% or more of the outstanding equity interests of Producer immediately before such acquisition.

(f)            Producer may terminate all of the Related Agreements upon 60-days’ notice to Bunge to the extent that: (i) there has been a Change in Control of Producer, and (ii) Producer has paid an early termination fee calculated in accordance with the following formula:

[10 – (number of Elapsed Years)] x $2,000,000

where “Elapsed Years” means the number of full calendar years that have elapsed from the Effective Date until the date that Producer provides notice of termination pursuant to Section 6.2(f). The early termination fee shall be prorated for any partial year based on the number of days remaining in the year of termination from the expiration of the notice period.

(g)            Producer may terminate this Agreement upon 60-days’ notice to Bunge: (i) during January of any year immediately following a calendar year during which none of Bunge Limited or any of its Affiliates earned any of its revenues from the production or sale of ethanol; or (ii) at any time after Bunge sells more than 50% of the Series B Units of Producer (or any successor security issued by Producer) that Bunge holds as of the Effective Date, other than a transfer by Bunge to any of its Affiliates.

6.3            Survival.  The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement, including, but not limited to, Sections 2.1(d), 2.3(b), 4, 5, 6.3, 8, 9, 13-15, and 17-23, will remain in effect after the expiration or termination of this Agreement.

7.                   Representations and Warranties.  The parties make the following warranties, representations or guarantees as described below:

(a)            Bunge represents and warrants to Producer that Bunge, either through its own management or through lawful contracts entered into with third parties, currently has and shall maintain or cause to be maintained such licenses, permits and/or authorities as may be required to lawfully engage in the purchase and sale of DGS.

(b)            Bunge represents and warrants to Producer that: all necessary corporate action has been taken to  authorize the execution, delivery and performance of this Agreement; the execution, delivery and performance of this Agreement by Bunge does not, and will not, violate or constitute a breach of or default under any Governmental Requirement (as defined in Section 15.3) or any indenture, contract or other instrument to which its assets are bound or to which the representing party’s business is subject.

(c)            Producer represents and warrants to Bunge that: all necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement; the execution, delivery and performance of this Agreement by Producer does not, and will not, violate or constitute a breach of or default under any Governmental Requirement or any indenture, contract or other instrument to which Producer or its assets are bound or to which Producer’s business is subject.

(d)            Producer warrants that at the time of loading at the Delivery Location the DGS will not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act and that each shipment may lawfully be introduced into interstate commerce under said Act.  Should any of the DGS be seized or condemned by any federal or state department or agency for any reason except noncompliance by Bunge with applicable federal or state requirements, such seizure or condemnation shall operate as a proper rejection by Bunge of the DGS seized or condemned.  However, Bunge agrees to cooperate with Producer in connection with the defense of any quality or other DGS claims, or any claims involving seizure or condemnation.

(e)            Producer warrants that the DGS delivered to Bunge shall be free and clear of liens and encumbrances.

8.                    Limitation of Liability.

8.1            General Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PRODUCER MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE DGS SOLD UNDER THIS AGREEMENT, OR ITS QUALITY SOURCE, OR CHARACTERISTICS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUNGE MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE SERVICES PROVIDED UNDER THIS AGREEMENT OR THE FAILURE TO PROVIDE SERVICES UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

8.2            IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES.

9.                    Remedies.

9.1            Specific Enforcement.  The Parties shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without the necessity of posting any bond, it being acknowledged and agreed by the parties that the scope of the provisions of this Agreement are reasonable under the circumstances.

9.2            Rights Not Exclusive.  No right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to a Party at law, in equity, by statute or otherwise.

10.                Force Majeure.  Each Party is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Party, and (ii) could not have been avoided by such Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds.  A Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and (iii) notify the other Party of the occurrence of the Force Majeure Event as quickly as reasonably possible.  When a Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Party notice to that effect and resume performance.  During any period that a Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Party may accept performance from other parties as it may reasonably determine under the circumstances.  If a Party has not performed under this Agreement due to a Force Majeure Event for twelve consecutive months or more, the other Party may terminate this Agreement immediately upon notice to the non-performing Party.

11.                Insurance.

11.1         Required Coverage.  Each Party shall maintain:

(a)            Workers’ Compensation Insurance required by applicable laws and regulations, with an Alternate Employer Endorsement naming Company as an alternate employer, and Employer’s Liability Insurance in an amount of not less than $1,000,000 each accident or occurrence, $1,000,000 policy limit and $1,000,000 each employee.  The Employer’s Liability Insurance policy shall not contain an exclusion for occupational disease.  Each Party shall cause all such policies to contain a provision requiring the insurance carriers to waive all rights of subrogation against the other Party, its parents, subsidiaries and affiliates and its and their respective agents and employees.

(b)            Automobile Liability Insurance covering owned, hired, and non-owned vehicles against claims for bodily injury, death and property damage, with a combined single limit of not less than $1,000,000, or equivalent coverage using split limits.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

(c)            Commercial General Liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $3,000,000 in one accident or occurrence; alternatively, combined single limits of not less than $3,000,000 each accident or occurrence, $3,000,000 Products/Completed Operations aggregate and $3,000,000 general aggregate.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds there under, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies; provided that any such excess or umbrella insurance policies follow the form of the primary insurances and contain a drop down provision in case of exhaustion of underlying limits and/or aggregates.

11.2            Policy Requirements.  All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; and (b) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in Iowa, with an A.M. Best’s Rating of A- or better and Class VII or better.  Such insurance policies will not contain a cross-liability exclusion or an exclusion for punitive or exemplary damages where insurable under law.  Prior to the Effective Date and, thereafter, within five business days of renewal, certificates and endorsements of such insurance will be delivered to the other Party, as appropriate, as evidence of the specified insurance coverage.  From time to time, upon a Party’s request, the other Party will provide the requesting Party a certified duplicate original of any policy required to be maintained hereunder.

12.                Relationship of Parties.  This Agreement creates no relationship other than those of producer/seller and purchaser between the Parties hereto.  Except as expressly provided herein, there is no partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, or any of such Party’s representatives, agents or employees, will be deemed to be the representative or employee of the other Party.  Except as expressly provided herein or as otherwise specifically agreed in writing, neither Party will have authority to act on behalf of or bind the other Party.

13.                Confidentiality.

13.1         Definition of Confidential Information.  The term “Confidential Information” means all material or information relating to a Party’s business operations and affairs (including trade secrets) that such Party treats as confidential.  Without limiting the generality of the foregoing, all information regarding quantities of DGS produced and any pricing matter under this Agreement will be deemed to be Confidential Information of the appropriate Party; provided, however, that quantities of DGS produced and sold, the price at which the DGS are sold, and aggregate fees paid to Bunge, on a quarterly and annual basis, shall not be deemed “Confidential Information.”

13.2         Use of Confidential Information.  During the Term and for three years thereafter, neither Party will (a) use any Confidential Information of the other Party for any purpose other than in accordance with this Agreement or for its and its Affiliates internal business purposes, or (b) disclose Confidential Information to any Person, except to its personnel who are subject to nondisclosure obligations comparable in scope to this Section 13 and who have a need to know such Confidential Information in order to perform under this Agreement.  Notwithstanding the foregoing, the Parties acknowledge that Bunge and/or its Affiliates may perform services for other third parties similar to the services provided to Producer hereunder and that the use by Bunge and/or its Affiliates of any Confidential Information regarding the services provided under this Agreement in the course of the provision of such services to other third parties and for Bunge’s and its Affiliates’ internal business purposes shall not be considered a violation of this Section 13; provided that such use of Producer’s Confidential Information may not be to the competitive disadvantage of Producer.

13.3         Disclosure of Confidential Information.  Notwithstanding Section 13.2, either Party may use for any purpose or disclose any material or information that it can demonstrate (i) is or becomes publicly known through no act or fault of such Party; (ii) is developed independently by such Party without reference to the other Party’s Confidential Information; (iii) is known by such Party when disclosed by the other Party, and such Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by such Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the other Party.  A Party also may disclose the other Party’s Confidential Information to the extent required by a court or other governmental authority, provided that the disclosing Party (a) gives the other Party advance written notice of the disclosure, (b) uses reasonable efforts to resist disclosing the Confidential Information, (c) cooperates with the other Party on request to obtain a protective order or otherwise limit the disclosure, and (d) as soon as reasonably possible, provides a letter from its counsel confirming that such Confidential Information is, in fact, required to be disclosed.

13.4         Injunctive Relief.  Each Party acknowledges and agrees that its breach or threatened breach of any provision of this Section 13 would cause the other Party irreparable injury for which it would not have an adequate remedy at law.  In the event of a breach or threatened breach, the nonbreaching Party will be entitled to injunctive relief in addition to all other remedies it may have at law or in equity.

14.                Governing Law; Jurisdictional Matters; Waiver of Jury Trial.  This Agreement shall be governed by the laws of the state of Iowa, without regard to principles of conflicts of laws.  Any proceeding initiated by either Party hereto shall be commenced and prosecuted in the United States District Courts for the Eastern District of Missouri or the Western District of Iowa or the state courts in St. Louis County, Missouri or Des Moines, Iowa, and any courts to which an appeal may be taken, and each Party hereby consents to and submits to the personal jurisdiction of each of such courts.  EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.                Indemnification.

15.1         Indemnification By Producer.  Producer shall indemnify and hold Bunge harmless from any Loss suffered or incurred by Bunge arising out of, or in any way relating to:

(a)            Producer’s use or possession or operations on or at, or any action or failure to act at, the Facility;

(b)            any personal injury or property damage related to the use, possession, condition of, disposal of, physical contact with or exposure to any products manufactured at the Facility;

(c)            injuries or alleged injuries suffered by Producer’s employees whether at the Facility or elsewhere and whether or not under the direction of Bunge and/or the Producer; or

(d)            any violation or alleged violation of any Governmental Requirement by Producer,

but not to the extent such Loss was caused by Bunge’s gross negligence or willful misconduct.

15.2        Indemnification By Bunge. Bunge shall indemnify and hold Producer harmless from any Loss suffered or incurred by Producer arising out of, or in any way relating to:

(a)            injuries or alleged injuries suffered by Bunge’s employees, or leased or subcontracted by Bunge, whether at the Facility or elsewhere;

(b)            any violation or alleged violation of any Governmental Requirement by Bunge,

but not to the extent such Loss was caused by Producer’s gross negligence or willful misconduct.

15.3        General.  A party’s indemnification of the other party pursuant to this Section 15 will also run in favor of such indemnified party’s managers, officers, directors, employees, agents and representatives, and indemnification claims may be made hereunder by any of such parties or by the indemnified party on such third parties’ behalf.  In this Agreement:  (a) “Governmental Requirement” means all laws, statutes, codes, ordinances and governmental rules, regulations and requirements of any governmental authority that are applicable to the Parties, the property of the Parties or activities described in or contemplated by this Agreement; (b) “Loss” means any claim, loss, cost, expense, liability, fine, penalty, interest, payment or damage, including but not limited to reasonable attorneys’ fees, accountants’ fees and any cost and expense of litigation, negotiation, settlement or appeal; (c) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, with “control” or “controlled” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise; and (d) “Person” means any individual, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other entity of whatever nature.

16.                Notices.  All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by nationally recognized overnight courier, on the next business day following deposit, and (iii) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address shown below for such Party, or such other address as such Party may give to the other Party by notice:

If to Bunge:	If to Producer:

Bunge North America, Inc.	Southwest Iowa Renewable Energy, LLC
11720 Borman Drive	10868 189th Street
St. Louis, Missouri 63146	Council Bluffs, Iowa 51503
Attn: Vice President –Grain	Attn: General Manager
with copies to:	with copies to:

Bunge North America, Inc.	David E. Gardels, Esq.
11720 Borman Drive	Husch Blackwell LLP
St. Louis, Missouri 63146	13330 California Street, Suite 200
Attn: General Counsel	Omaha, Nebraska 68154

17.                Entire Agreement; No Third Party Beneficiaries.  This Agreement amends and restates the Original Agreement and, with the Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties.

18.                Amendments; Waiver.  The Parties may amend this Agreement only by a written agreement of the Parties.  No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced.  No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition.  A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

19.                Assignment.  No Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, and any purported assignment or delegation without such consent will be void.  Despite the prior sentence, Bunge may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to its Affiliates without Producer’s prior written consent, and Producer may assign this Agreement, for collateral purposes, to its lenders, upon written notice to Bunge.  Subject to the preceding sentences in this Section 19, this Agreement binds and benefits the Parties and their respective permitted successors and assigns.

20.                Severability.  If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force.  The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

21.                Interpretation.  Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Parties.

22.                Further Assurances.  Each Party will execute and cause to be delivered to the other Party such instruments and other documents, and will take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

23.                Counterparts.  This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.	SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By: /s/ John P. Gilsinn	By: /s/ Brian T. Cahill

Name: Brian T. Cahill	Name: John P. Gilsinn

Title: Vice President	Title: CEO and General Manager

EXHIBIT A

Production Standards

New production all corn PREMIUM DRIED DISTILLERS GRAIN

Pro-fat: 36.0% minimum

Moisture: 12.0% maximum

EXHIBIT B

Purchase Price Example